EXHIBIT 10.1

MASTER RESTRICTED STOCK AWARD AGREEMENT
TERMS AND CONDITIONS

(For Grants of Restricted Stock to
Employees and Non-Employee Directors)

This Master Restricted Stock Award Agreement (this “Master Agreement” or “Agreement”) is entered into between you (the “Participant” named below) and Cree, Inc., a corporation formed under the laws of the State of North Carolina (the “Company”).

This Agreement states the terms and conditions that govern shares of common stock of the Company (“Shares”) that the Company may from time to time grant to you subject to a risk of forfeiture and related restrictions for a specified period of time (“Restricted Stock”). Grants of Restricted Stock governed by this Agreement will be made under the Company’s 2004 Long-Term Incentive Compensation Plan (the “Plan”). The number of Shares and the vesting schedule applicable to each Restricted Stock Award will be stated in a Notice of Grant issued by the Company, the form of which is incorporated in this Agreement by reference. A Notice of Grant, together with the terms and conditions set forth in this Agreement and the Plan, constitute the entire agreement between you and the Company with respect to the Restricted Stock described in the Notice of Grant.

Unless otherwise specified in a Notice of Grant or agreed to in writing by you and the Company, this Master Agreement will apply to all Restricted Stock granted to you under the Plan on and after the effective date stated below. This Agreement is subject to and will be construed in accordance with the Plan. Unless otherwise defined in this Agreement or a Notice of Grant, capitalized terms used in this Agreement and defined in the Plan will have the same meaning as defined in the Plan.

Please indicate that you have read and agree to the terms and conditions of this Agreement by signing below and returning the signed copy to the Company at its principal offices in Durham, North Carolina. By your signature below, you agree to be bound by the provisions of this Agreement and the Plan and Notices of Grant applicable to Awards of Restricted Stock to which this Agreement applies. Upon receipt by the Company of a copy of this Agreement signed by you, this Agreement will be effective as of the first date on which the Company issued or issues Shares to you pursuant to a Restricted Stock Award.

CREE, INC.		PARTICIPANT:

By:
	[Name]	Signature
	[Title]	Print Name:

Cree, Inc. Master Restricted Stock Award
Agreement Terms and Conditions

1.	Grants of Awards.

(a)
Subject to the terms and conditions contained in this Agreement, the Notice of Grant applicable to the Award and the Plan, the Company may, from time to time in its discretion, grant you Restricted Stock.

(b)
The Shares issued pursuant to an Award of Restricted Stock will be registered in your name. The Shares will be evidenced by one or more certificates delivered to and deposited with the Secretary of the Company as escrow agent or, at the discretion of the Company, may be held in a restricted book entry account in lieu of issuing a certificate or certificates. Such certificates or such book entry shares are to be held by the escrow agent until the Restricted Stock vests, at which time the escrow agent will release the vested Shares; provided, however, that a portion of the Shares may be surrendered in payment of required withholding taxes in accordance with Section 8(b) below, unless alternative procedures for the payment of required withholding taxes are established by the Company.

2.
Vesting. Restricted Stock will vest in accordance with the schedule set out on the corresponding Notice of Grant. All Restricted Stock will become fully vested, to the extent not already vested, upon your Termination of Service on account of your death or Disability.

3.
Forfeiture of Restricted Stock upon Termination of Service. Except as otherwise provided in this Agreement or the Plan, upon your Termination of Service you will forfeit all Restricted Stock that is not vested as of the date of your Termination of Service.

4.
Forfeiture of Restricted Stock upon Section 83(b) Election. As permitted under section 15.6 of the Plan, each grant of Restricted Stock is conditioned upon and subject to your not making an election under Section 83(b) of the Code with respect to such Restricted Stock. If you make an election under Section 83(b) of the Code with respect to any Restricted Stock, you will forfeit such Restricted Stock.

5.
Forfeiture of Restricted Stock for Awards Not Timely Accepted. Each grant of Restricted Stock is conditioned upon and subject to your accepting the Award by signing and delivering to the Company the corresponding Notice of Grant not later than the date specified in such Notice or, if no date is specified, not later than the first date Shares would otherwise vest pursuant to the Award. If the Company issues Restricted Stock pursuant to an Award prior to your acceptance of the Award, and if you fail to accept the Award by signing and delivering to the Company the corresponding Notice of Grant within the time described above, you will forfeit such Restricted Stock.

6.
Tolling in the Event of Delayed Disability Determinations. If you incur a Termination of Service and a determination as to whether the Termination of Service is on account of your Disability is outstanding at the time of the Termination of Service, the forfeiture of Restricted Stock which is not then vested will be tolled for the period beginning on the date of your Termination of Service and ending on the date on which the determination is made whether your Termination of Service was on account of your Disability. If it is determined that your Termination of Service occurred on account of your Disability, you will become fully vested in such Restricted Stock on the date on such determination. If it is determined that your Termination of Service did not occur on account of your Disability, then you will forfeit such Restricted Stock on the date of such determination.

7.
Settlement of Restricted Stock. As soon as administratively practicable following the vesting of a portion of a Restricted Stock Award, the Company shall deliver to you (or, in the event of your death, to your estate or, if the Committee establishes a beneficiary designation procedure pursuant to Section 11 of the Plan, to any beneficiary that you have designated pursuant to such procedure) one or more certificates for the vested Shares.

Cree, Inc. Master Restricted Stock Award
Agreement Terms and Conditions

8.	Responsibility for Taxes.

(a)
Regardless of any action the Company takes with respect to Tax-Related Items, you acknowledge that the ultimate liability for reporting and/or payment of all Tax-Related Items legally due by or from you is and remains your responsibility and that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of any Restricted Stock, including the grant, vesting or release of any Restricted Stock, the subsequent sale of Shares and the receipt of any dividends pursuant to Shares; and (2) does not commit to structure the terms of the grant or any aspect of Restricted Stock to reduce or eliminate your liability for Tax-Related Items.

(b)
Prior to vesting of Restricted Stock, you agree to pay or make adequate arrangements satisfactory to the Company to satisfy all withholding and payment on account obligations of the Company related to such vesting. If permissible under applicable law, the Company shall satisfy this condition pursuant to the withholding of Shares consistent with the “Share Withholding” provisions under section 13.2 of the Plan. The Company, in its discretion, may authorize alternative arrangements, including, if permissible under applicable law, the Company’s selling or arranging for sale Shares that you acquire under the Plan or allowing you to deliver to the Company already vested and owned Shares having a fair market value equal to the minimum amount required to be withheld. In any event, to the extent this condition is not otherwise satisfied, you authorize your Employer under the Plan to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Employer and you agree to pay to your Employer the amount of any Tax-Related Items the Employer is required to withhold as a result of Restricted Stock awarded to you under the Plan that cannot be satisfied by the other means described above.

(c)
The Company may refuse to honor the vesting of Restricted Stock and refuse to release restrictions on the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

9.
Transfer of Restricted Stock. Restricted Stock and any rights under Restricted Stock may not be assigned, pledged as collateral or otherwise transferred, except as permitted by the Plan, nor may Restricted Stock or such rights be subject to attachment, execution or other judicial process until the Restricted Stock becomes vested pursuant to Section 2 above and the corresponding Notice of Grant. In the event of any attempt to assign, pledge or otherwise dispose of Restricted Stock which is not then vested, or any rights under such Restricted Stock, except as permitted by the Plan, or in the event of the levy of any attachment, execution or similar judicial process upon the rights or interests with respect to Restricted Stock which is not then vested, the Committee may in its discretion, upon notice to you, cause you to forfeit such Restricted Stock.

10.	Rights Prior to Vesting of Shares of Restricted Stock.

(a)
You will have at all times all rights as a shareholder with respect to your Restricted Stock, including, but not limited to, voting rights and rights to receive dividends, except for the right to transfer the Restricted Stock as set forth in Section 7 above; provided, however, that any dividends on such Restricted Stock will be automatically deferred and reinvested in additional Restricted Stock subject to the same restrictions as the underlying Restricted Stock.

(b)
In the event of a change in capitalization within the meaning of Section 4.3 of the Plan, the number and class of Shares or other securities that you are entitled to pursuant to this Agreement and a Notice of Grant shall be appropriately adjusted or changed as determined by the Committee to reflect the change in capitalization, provided that any such additional Shares or additional or different shares of securities shall remain subject to the restrictions in this Agreement and the applicable Notice of Grant.

Cree, Inc. Master Restricted Stock Award
Agreement Terms and Conditions

11.	Definitions. The following definitions apply under this Agreement:

(a)
“Tax-Related Items” means any or all income tax, social insurance tax, payroll tax, payment on account or other tax-related withholding that may be applicable to Awards under this Agreement by law or regulation of any governmental authority, whether federal, state or local, domestic or foreign.

(b)
“Termination of Service” means the discontinuance of your relationship with the Company as an employee of the Company or other Employer or as a member of the board of directors of Cree, Inc. Except as determined otherwise by the Committee, you will not be deemed to have incurred a Termination of Service if the capacity in which you provide services to the Company changes (for example, you change from being a non-employee director to being an employee) or if you transfer employment among the various entities constituting the Employer, so long as there is no interruption in your provision of services to the Company or other Employer as an employee or as a non-employee member of the board of directors of Cree, Inc. The Committee, in its discretion, will determine whether you have incurred a Termination of Service. You will not be deemed to have incurred a Termination of Service during a period for which you are on military leave, sick leave, or other leave of absence approved by the Employer.

12.
Provisions of the Plan. The provisions of the Plan are incorporated by reference in this Agreement as if set out in full in this Agreement. To the extent that any conflict may exist between any other provision of this Agreement and a provision of the Plan, the Plan provision will control. All decisions of the Committee with respect to the interpretation, construction and application of the Plan or this Agreement shall be final, conclusive and binding upon you and the Company.

13.
Cancellation and Rescission. If you engage in any Detrimental Activity prior to or within one (1) year after vesting of any Shares of Restricted Stock, the Committee in its discretion may rescind the issuance of such Shares upon notice to you within two (2) years after such vesting. In the event of such rescission, you will be obligated to pay to the Company the amount of any gain realized from the Restricted Stock, in such manner and on such terms and conditions as the Company may require, and the Company will be entitled to set-off against the amount of any such gain any amount the Company or an Employer owes to you. For purposes of this section, “Detrimental Activity” shall have the meaning defined in Section 14.4(b) of the Plan.

14.
Data Privacy. By signing this Agreement, you explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described below by and among, as applicable, your Employer, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Employer holds or may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, position title, any shares of stock or directorships held in the Company, details of all Restricted Stock or any other entitlement to Shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting the Company's Stock Plan Administrator. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Shares of stock acquired pursuant to this Agreement. You understand that Data will be held pursuant to this Agreement only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents above, in any case without cost, by contacting in writing the Company's Stock Plan Administrator. You acknowledge, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan.

Cree, Inc. Master Restricted Stock Award
Agreement Terms and Conditions

15.
Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and the translated version is different than the English version, the English version will control.

16.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock granted under this Agreement by electronic means or to request your consent to participate in the Plan by electronic means. By signing this Agreement, you consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by Company.

17.	General.

(a)
Nothing in this Agreement will be construed as constituting a commitment, agreement or understanding of any kind that the Company or any other Employer will continue your service relationship nor to limit or restrict either party’s right to terminate the service relationship.

(b)
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. You may not assign any rights under this Agreement without the written consent of the Company, which it may withhold in its sole discretion; any such attempted assignment without the Company's written consent shall be void. The Company may assign its rights under this Agreement at any time upon notice to you.

(c)
Notices under this Agreement must be in writing and delivered either by hand or by certified mail (return receipt requested and first-class postage prepaid), in the case of the Company, addressed to its principal executive offices to the attention of the Stock Plan Administrator, and, in your case, to your address as shown on the Employer’s records.

(d)	This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina as if made and to be performed wholly within such State.

(e)
No amendment or modification of this Agreement shall be valid unless the same is in writing and signed by you and by an authorized officer of the Company. If any provision of this Agreement is held to be invalid or unenforceable, such determination shall not affect the other provisions of the Agreement and the Agreement shall be construed as if the invalid or unenforceable provision were omitted and a valid and enforceable provision, as nearly comparable as possible, substituted in its place.

(f)
This Agreement, including the corresponding Notice(s) of Grant and the Plan, set forth all of the promises, agreements and understandings between you and Company relating to Restricted Stock Awards evidenced by this Agreement. This Agreement, including the corresponding Notice of Grant and the Plan, supersede any and all prior agreements or understandings, whether oral or written, with respect to the Restricted Stock Award evidenced by this Agreement and such Notice, unless otherwise specified in the corresponding Notice of Grant.

(g)
Shares issued pursuant to an award of Restricted Stock may be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under applicable law or the rules and regulations of the Securities and Exchange Commission or any stock exchange or trading system upon which the common stock of the Company is listed, and the Committee may cause a legend or legends to be placed on any such certificates or the stock records of the Company to make appropriate reference to such restrictions.

(h)
You agree that any and all Restricted Stock issued to you pursuant to the Plan, even if later forfeited, serves as additional, valuable consideration for your obligations, if any, undertaken in any existing agreement between you and the Company and/or other Employer regarding confidential information, noncompetition, nonsolicitation or similar covenants.

Cree, Inc. Master Restricted Stock Award
Agreement Terms and Conditions

(i)
You acknowledge, represent and warrant to the Company, and agree with the Company, that (i) except for information provided in the Company’s filings with the Securities and Exchange Commission and in the Company’s current prospectus relating to the Plan, you have not relied and will not rely upon the Committee, the Company, an Employer or any employee or agent of the Company or an Employer in determining whether to accept Restricted Stock, or in connection with any disposition of Shares obtained pursuant to a Restricted Stock Award, or with respect to any tax consequences related to the grant of Restricted Stock or the disposition of Shares obtained pursuant to a Restricted Stock Award; and (ii) you will seek from your own professional advisors such investment, tax and other advice as you believe necessary.

(j)
You acknowledge that you may incur a substantial tax liability as a result of vesting of Restricted Stock. You assume full responsibility for all such consequences and the filing of all tax returns and related elections you may be required or find desirable to file. If you are required to make any valuation of Shares obtained pursuant to a Restricted Stock Award under any federal, state or other applicable tax law, and if the valuation affects any tax return or election of the Company or the Employer or affects the Company’s financial statement reporting, you agree that the Company may determine the value and that you will observe any determination so made by the Company in all tax returns and elections filed by you.

(k)	You acknowledge that copies of the Plan and Plan prospectus are available upon written or telephonic request to the Company’s Stock Plan Administrator.

18.
Severability. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

NOTICE OF GRANT (Employee - Restricted Stock Award)
Company:	Participant:
Cree, Inc.	Award Number:
4600 Silicon Drive	Award Plan:	2004 Long-Term Incentive Compensation Plan
Durham, NC 27703	Award Type:	Restricted Stock
Tax I.D. 56-1572719	Grant Date:
Number Shares:
	Purchase Price:	- $0 -
	Restriction Period:	Grant Date through ______________
Vesting Schedule:

Dear Participant:

I am pleased to inform you that Cree, Inc. (the “Company”) has awarded you ___________ shares of restricted stock (“Restricted Stock”) pursuant to the Cree, Inc. 2004 Long-Term Incentive Compensation Plan (the “Plan”) effective __________ (the “Grant Date”). The Award is governed by the Plan, terms of the Master Restricted Stock Award Agreement between you and the Company and this Notice of Grant.

If not previously vested or forfeited, the Restricted Stock will vest in installments on the dates set out below provided you are then serving as an employee of the Company or a related Employer under the Plan or as a member of the Board of Directors of the Company:

[Vesting Schedule]

If you incur a Termination of Service before the end of the Restriction Period, you will forfeit all Shares of Restricted Stock that are not then vested in accordance with your Master Restricted Stock Award Agreement, this Notice of Grant and the Plan.

This Award and any other Awards granted under the Plan as of the Grant Date are intended to fulfill any and all agreements, obligations or promises, whether legally binding or not, previously made by the Company or any Employer under the Plan to grant you Restricted Stock. By signing below, you accept such Awards, along with all prior awards received by you, in full satisfaction of any such agreement, obligation or promise.

This Award is subject to the condition that you sign and return this Notice of Grant, and the accompanying stock power, to the Company not later than __________________________.

CREE, INC.		Accepted and agreed to:

By:
	[Name]	[Name]
[Title]

NOTICE OF GRANT (Outside Director - Restricted Stock Award)
Company:	Participant:
Cree, Inc.	Award Number:
4600 Silicon Drive	Award Plan:	2004 Long-Term Incentive Compensation Plan
Durham, NC 27703	Award Type:	Restricted Stock
Tax I.D. 56-1572719	Grant Date:
Number Shares:
	Purchase Price:	- $0 -
	Restriction Period:	Grant Date through ______________
Vesting Schedule:

Dear ________________:

I am pleased to inform you that Cree, Inc. (the “Company”) has awarded you ___________ shares of restricted stock (“Restricted Stock”) pursuant to the Cree, Inc. 2004 Long-Term Incentive Compensation Plan (the “Plan”) effective __________ (the “Grant Date”). The Award is governed by the Plan, terms of the Master Restricted Stock Award Agreement between you and the Company and this Notice of Grant.

If not previously vested or forfeited, the Restricted Stock will vest on _____________ provided you are then serving as a member of the Board of Directors of the Company or as an employee of the Company or a related Employer under the Plan. If you incur a Termination of Service before the end of the Restriction Period, you will forfeit all Shares of Restricted Stock that are not then vested in accordance with your Master Restricted Stock Award Agreement, this Notice of Grant and the Plan.

This Award and any other Awards granted under the Plan as of the Grant Date are intended to fulfill any and all agreements, obligations or promises, whether legally binding or not, previously made by the Company or any Employer under the Plan to grant you Restricted Stock. By signing below, you accept such Awards, along with all prior awards received by you, in full satisfaction of any such agreement, obligation or promise.

This Award is subject to the condition that you sign and return this Notice of Grant, and the accompanying stock power, to the Company not later than __________________________.

CREE, INC.		Accepted and agreed to:

By:
	[Name]	[Name]
[Title]